CERTIFICATE OF INCORPORATION

of

KILIAN MANUFACTURING CORPORATION

FIRST: The name of the corporation is Kilian Manufacturing Corporation.

SECOND: Its registered office in the State of Delaware is located at No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, No. 100 West Tenth Street, Wilmington, Delaware 19801.

THIRD: The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one hundred (100); all of such shares shall be without par value.

FIFTH: The minimum amount of capital with which the corporation will commence business is One Thousand Dollars ($1,000).

SIXTH: The name and pla e of residence of the incorporator are as follows:

Name	Residence
John D Evans	[*****]

SEVENTH: The corporation is to have perpetual existence.

EIGHTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent.

NINTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To make, alter or repeal the By-Laws of the corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the By-Laws of the corporation, shall ~~have and may~~ exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name

or names as may be stated in the By-Laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting powers given at the stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interestsof the corporation.

The corporation may in its By-Laws confer powers upon its directors in addition to those conferred herein and in addition to the powers and authorities now or hereafter expressly conferred upon them by statute.

TENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditors or

stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ELEVENTH: Meetings of stockholders may be held outside the State of Delaware, if the By-Laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of

the corporation. Elections of directors need not be by ballot unless the By-Laws of the corporation shall so provide.

TWELFTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand and seal this 23rd day of October, 1975.

John D. Evans

John D. Evans

STATE OF NEW YORK)
: ss.:
COUNTY OF NEW YORK)

BE IT REMEMBERED that on this 23rd day of October 1975, personally came before me, a Notary Public of the State of New York, JOHN D. EVANS, the party to the foregoing Certificate of Incorporation, known to me personally to be such, and acknowledged the said certificate to be his act and deed and that the facts therein stated are truly set forth.

GIVEN under my hand and seal of office the day and year aforesaid.

Evelyn Garcia
Notary Public

EVELYN GARCIA
NOTARY PUBLIC, STATE OF NEW YORK
No. 24-01GA4602145
Qualified in Kings County
Commission Expires March 30, 1976